Exhibit 10.25

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is entered into as of March 27, 2010 between Tom Douglas Moeller (“you”) and Florists' Transworld Delivery, Inc., a Michigan corporation (the "Company").

In consideration of the mutual promises and covenants set forth below and in the Confidentiality Agreement and Non-Competition Agreement referenced herein, you and the Company hereby agree as follows:

1.

Term; Position. The term of this Agreement will commence on April 12, 2010 (the "Effective Date") and extend for two years from the Effective Date, unless this Agreement is earlier terminated as provided herein (which term shall automatically renew for successive one year terms thereafter unless the Company provides written notice of non-renewal to you at least ninety (90) days prior to the expiration of the then current term) (the "Term").  For the avoidance of doubt, you will not be entitled to the benefits pursuant to Section 4 and the payments pursuant to Section 7 of this Agreement by reason of the Company electing not to renew the Term.  During the Term, you will serve as the Company's Executive Vice President, Florist Division and will have such duties and responsibilities consistent with your position or such other duties and responsibilities as may from time to time be determined by the Chief Executive Officer or President of the Company or United Online, Inc. ("United Online").  You will report to a member of senior management of the Company or United Online as may be designated by the Chief Executive Officer or President of the Company or United Online. You will agree to devote your full-time attention, skill and efforts to the performance of your duties for the Company.

2.	Salary and Benefits.

(a) You will be paid a salary at an annualized rate of $350,000, payable in bi-weekly or semi-monthly installments in accordance with the Company's standard payroll practices, subject to such increases as may be determined from time to time by the Company.

(b) You will be eligible to participate in the employee benefit plans, including its 401(k) plan, that are made generally available to the Company's senior executives. You will be entitled to a minimum of four (4) weeks of paid vacation each year or such greater amount as determined in accordance with the standard vacation policy in effect for the Company.

(c) The Company will promptly reimburse you for all reasonable and necessary business expenses you incur in connection with the business of the Company and the performance of your duties hereunder upon your submission of reasonable and timely !documentation of the expenses.  Business expenses will be reimbursed no later than the end of the calendar year following the calendar year in which such expense was incurred, and the amounts reimbursed in any one calendar year shall not affect the amounts reimbursable in any other calendar year.  In addition, your right to receive such reimbursements may not be exchanged or liquidated for any other benefit.

3.	Bonus.

(a) Signing Bonus. You will be paid a signing bonus (the "Signing Bonus") in an amount equal to $100,000, which will be paid in a lump sum within seven (7) days following the Effective Date, provided the Company receives in advance thereof documentation evidencing to the Company's reasonable satisfaction the $100,000 retention bonus you forfeited upon termination of your employment with Wrigley that you otherwise would have received if you had remained employed through October 2010.  In the event your employment with the Company is terminated prior to the one (1) year anniversary of the Effective Date (i) by the Company "for cause" (as defined below) or (ii) by you other than as a result of death, "Disability" or for "good reason" (each term as defined below), you will pay the Company the full amount of the Signing Bonus within fourteen (14) days following the date of termination.

(b) Annual Bonus. For each fiscal year of the Company during your period of employment, you will be eligible to participate in a bonus program with eligibility for up to 100% of your annualized base salary; provided, however, that for the 2010 fiscal year, your annual bonus will be prorated from the Effective Date.  The performance criteria for purposes of determining your actual bonus for each fiscal year will be established by the Company.  Except as otherwise determined by the Company or as set forth herein, you will be entitled to a bonus award only if you are employed by and in good standing with the Company on the date bonus payments are paid for that fiscal year.  Your annual bonus award will be paid no later than the 15th day of the third month following the end of your taxable year or, if later, the end of the Company's taxable year in which such bonus award is earned.

4.	Restricted Stock Unit and Other Equity Awards.

(a) Effective on the 15th day of the second month of the calendar quarter coinciding with or next following the Effective Date (the "Award Date"), you will be awarded restricted stock units covering 65,000 shares of the United Online's common stock (the "RSU Award").  The RSU Award will be granted under a stock plan of United Online (the "Plan") and will be subject to the terms and conditions set forth in the Plan and the restricted stock unit agreement for such RSU Award.  Your RSU Award will vest, and the underlying shares will be issued, according to the following schedule subject to your continued employment with the Company through such vesting dates: twenty-five percent (25%) of the RSU Award will vest on each succeeding anniversary date of the Award Date.

(b) Except as set forth in Section 4(c) of this Agreement, if your employment is terminated by the Company "without cause" or by you for "good reason" (as each term is defined below) during the Term, the vesting and (subject to Section 7(e)) payment of your RSU Award and any other equity awards you hold as of the date of such termination will be accelerated  by the additional number of shares in which you would have otherwise been vested at the time of such termination had you completed an additional twelve (12) months of employment with the Company, calculated as if such RSU Award and any such other equity awards vested on a monthly basis.  Such vesting acceleration and (subject to Section 7(e)) payment are subject to your timely execution and delivery to the Company of the Release referred to in Section 7(b), and except as otherwise expressly provided in the agreement evidencing a particular restricted stock unit award, the shares of common stock underlying the restricted stock units that vest on such an accelerated basis will be issued to you on the sixtieth (60th) day following the date of your termination "without cause" or your resignation for "good reason", provided the executed Release required of you pursuant to Section 7(b) is at that time effective, enforceable and irrevocable in accordance with applicable law.  In no event will the number of shares which vest on such an accelerated basis with respect to any particular equity grant exceed the number of shares unvested immediately prior to the date of such termination with respect to such grant.

(c) If your employment is terminated by the Company "without cause" or by you for "good reason" (as each term is defined below) in connection with, or within twelve (12) months after, a change in control of United Online (as defined in the applicable stock plan, stock option agreement or restricted stock unit agreement), the vesting and (subject to Section 7(e)) payment of your RSU Award and any other equity awards you hold as of the date of such termination will be accelerated by the additional number of shares in which you would have otherwise been vested at the time of such termination had you completed an additional twelve (12) months of employment with the Company or, if greater, an additional period of service equal in duration to the actual period of service you completed between the Effective Date (or, with respect to any such other equity awards you hold outstanding as of the date of such termination, the date of the commencement of vesting with respect to such equity awards) and the date of such termination , in all cases calculated as if such RSU Award and such other equity awards vested on a monthly basis.  Such vesting acceleration and (subject to Section 7(e)) payment are subject to your timely execution and delivery to the Company of the Release referred to in Section 7(b), and the shares of common stock underlying the restricted stock units that vest on such an accelerated basis will be issued in accordance with the same issuance provisions set forth in Section 4(b) above.  In no event will the number of shares which vest on such an accelerated basis with respect to any particular equity grant exceed the number of shares unvested immediately prior to the date of such termination with respect to such grant.

(d) Upon the termination of your employment during the Term as a result of death or Disability (as defined below), the vesting and (subject to Section 7(e)) payment of your outstanding RSU Award and any other equity awards you hold as of the date of such termination will be accelerated by the additional number of shares in which you would have been vested at the time of such termination if you had completed an additional twelve (12) months of service, and such shares shall be issued, subject to the Company's collection of all applicable withholding taxes, within the 60-day period following the date of termination, calculated as if such RSU Award and any other such equity awards vested on a monthly basis; provided however, that in no event will the number of shares which vest on such an accelerated basis with respect to any particular equity grant exceed the number of shares unvested immediately prior to the date of  such termination with respect to such grant.  For purposes of this Agreement, “Disability” means your inability to engage in any substantial gainful activity necessary to perform your duties hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months.

(e) In the event of any inconsistency between the terms set forth in this Section 4 and the terms set forth in the agreement evidencing your RSU Award, the terms set forth in this Agreement will control. The provisions of this Section 4 and Section 7 will apply to the RSU Award, and will also apply to future equity awards, except to the extent specifically stated in the applicable award agreement or in a resolution of the Board of Directors or committee thereof of United Online.

5. Policies; Procedures. As an employee of the Company, you agree to abide by all of the policies and procedures in effect for the Company, including (without limitation) the insider trading policy, the code of ethics and the employee handbook, as well as the Confidentiality and Non-Competition Agreement between you and the Company of even effective date herewith (the “Confidentiality Agreement”), a copy of which is attached hereto as Appendix A and incorporated herein by reference).

6. At Will Employment.  Notwithstanding anything to the contrary contained herein, your employment with the Company will be "at will" and will not be for any specified term, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause or advance notice. Any contrary representations that may have been made to you are superseded by the terms set forth in this Agreement.  This is the full and complete agreement between you, the Company and United Online on this subject. Although your job duties, title, compensation and benefits, as well as the personnel policies and procedures applicable to the Company, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company or United Online.

7.	Separation from Service.

(a) Termination by You Without Good Reason. If you terminate your employment with the Company for any reason other than as a result of your death or Disability or your resignation for "good reason" (as defined below) , then all obligations of the Company as set forth in this Agreement will cease, other than the obligation to pay you, on your termination date, any earned but unpaid compensation for services rendered through that date and any accrued but unused vacation days as of your termination date (collectively, the “Accrued Obligations”). Notwithstanding your Separation from Service pursuant to this Section 7(a), you will continue to be obligated to comply with the terms of the policies, procedures and agreements referenced in Section 5 above.

(b) Termination by the Company; Termination by You for Good Reason.  If your employment is terminated by the Company "without cause" (as defined below) during the Term or you terminate your employment for "good reason" (as defined below) during the Term, and subject to your timely execution (without revoking) and delivery to the Company of a comprehensive agreement releasing the Company and its officers, directors, employees, stockholders, subsidiaries, affiliates, representatives and other parties and containing such other and additional terms as the Company deems satisfactory ("Release"), which becomes effective after the expiration of any applicable revocation period, the Company will pay you a separation payment (the “Separation Payment”) equal to the sum of (i) twelve (12) months of your then current annual base salary, (ii) your Annual Bonus (as defined below) , and (iii) a prorated portion of your Annual Bonus (as defined below) . In addition , notwithstanding the second to last sentence of Section 3(a) hereof, if your date of termination occurs following the end of a fiscal year and prior to the date that you would have otherwise been entitled to be paid your annual bonus for such fiscal year, the Company will pay you an amount equal to the annual bonus that you would have received had you remained employed by and in good standing with the Company through the date the annual bonus for such fiscal year is paid , which amount shall be paid at the same time and manner that such payment would have been paid to you had you remained employed through such date. Solely for purposes of the first sentence hereof, "Annual Bonus"  shall mean the lesser of (1) 100% of your then current annual base salary and (2) the most recent annual bonus paid to you for a full fiscal year. The Release required to be executed by you in order for you to receive the Separation Payment and the accelerated vesting of your equity awards must be executed and delivered to the Company within 2 1 days (or 45 days to the extent such longer period is required under applicable law) after the effective date of your termination "without cause" or for "good reason". Subject to the provisions of Section 7(e) and your continued compliance with the policies, procedures and agreements referenced in Section 5 above, the Separation Payment will be paid in a series of twelve (12) successive equal monthly installments, with the first such installment payment to be paid on the sixtieth (60th)-day following the date of your termination , provided your executed Release is at that time effective, enforceable and irrevocable in accordance with applicable law, and each subsequent installment will be paid on a successive monthly basis, on the last regularly- scheduled payday each month for the Company's salaried employees, over the remainder of the installment period.  Each installment payment shall be subject to the Company's collection of all applicable withholding taxes and shall be treated as a series of separate payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").  However, if you are, as of the termination date, a specified employee for purposes of Section 409A of the Code, then the Separation Payment installments of this Section 7(b) will be subject to the delayed payment provisions of Section 7(e) below.

If your employment is terminated by the Company "without cause" or by you for "good reason" during the Term, the Company will have no further obligation to you pursuant to this Agreement other than the Accrued Obligations, the acceleration of vesting provided in Section 4 above and the obligations of the Company pursuant to this Section 7(b).

If your employment is terminated by the Company "with cause" as defined below, the Company will have no further obligation to you under the terms of this Agreement, other than the Accrued Obligations.

Notwithstanding the termination of your employment by the Company "with cause" or "without cause," or by you for "good reason", you will continue to be obligated to comply with the terms of the policies, procedures and agreements referenced in Section 5 above.

If any payment or benefit received or to be received by you (including any payment or benefit received pursuant to this Agreement or otherwise) would be (in whole or part) subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penal ties, are hereafter collectively referred to as the "Excise Tax''), then , the cash payments provided to you under this Agreement shall first be reduced , with each such payment to be reduced pro-rata but without any change in the payment date and with the monthly installments of the Separation Payment to be the first such cash payments so reduced, and then, if necessary, the accelerated vesting of your equity awards pursuant to the provisions of this Agreement shall be reduced in the same chronological order in which those awards were made, but only to the extent necessary to assure that you receive only  the greater of (i) the amount of those payments and benefits which would not constitute a parachute payment under Section 280G of the Code or (ii) the amount which yields you the greatest after-tax amount of benefits after taking into account any Excise Tax imposed on the payments and benefits provided you hereunder (or on any other payments or benefits to which your may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of your employment with the Company).

(c) Termination by Death or Disability.  If your employment is terminated during the Term as a result of your death or Disability, the Company will be obligated to pay the Accrued Obligations to you, your estate or beneficiaries (as the case may be), and such Accrued Obligations shall be paid within 60 days following the date of such termination, subject to the company's collection of all applicable withholding taxes. In the event of a termination of your employment due to death or Disability, you or your estate or beneficiaries, as the case may be, will be entitled to the accelerated vesting of your equity awards as set forth in Section 4(d) above.  The provisions of this Section 7(c) will not affect or change the rights or benefits to which you are otherwise entitled under the Company's employee benefit plans or otherwise.

(d)	Definitions.

For purposes of this Agreement, the following definition s will be in effect:

"good reason" means:

(i)	a material reduction in your base salary without your prior written consent ;
(ii)	a material reduction in your position, duties or responsibilities without your prior written consent, unless such reduction is effected at the request of Mark R. Goldston;
(iii)	a material change in your place of employment which is not within a 50-mile radius of the following address, without your prior written consent: 3113 Woodcreek Drive, Downers Grove, IL 60515; or
(iv)	any material un-waived breach by the Company of the terms of this Agreement;

provided however, that with respect to any of the clause (i) - (iv) events above, you will not be deemed to have resigned for good reason unless (A) you provide written notice to the Company of the existence of the good reason event within ninety (90) days after its initial occurrence, (B) the Company is provided with thirty (30) days in which to cure such good reason event , and (C) your termination of employment is effected within one hundred eighty (180) days following the occurrence of the non-cured clause (i) - (iv) event.

"with cause" means your commission of any one or more of the following acts:

(i)	willfully damaging of the property , business, business relationships , reputation or goodwill of the Company or its affiliates;
(ii)	commission of a felony or a misdemeanor involving moral turpitude;
(iii)	theft, dishonesty, fraud or embezzlement;
(iv)	willfully violating any rules or regulations of any governmental or regulatory body that is or is reasonably expected to be injurious to the Company or its affiliates;
(v)	the use of alcohol, narcotics or other controlled substances to the extent that it prevents you from efficiently performing services for the Company or its affiliates;
(vi)	willfully injuring any other employee of the Company or its affiliates;
(vii)	willfully injuring any person in the course of performance of services for the Company or its affiliates;
(viii)	disclosing to a competitor or other unauthorized persons confidential or proprietary information or secrets of the Company or its affiliates;
(ix)	solicitation of business on behalf of a competitor or a potential competitor of the Company or its affiliates;
(x)

harassment of any other employee of the Company or its affiliates or the commission of any act which otherwise creates an offensive work environment for other employees of the Company or its affiliates;

(xi)

failure for any reason within five (5) days after receipt by you of written notice thereof from the Company, to correct, cease or otherwise alter any insubordination, failure to comply with instructions, inattention to or neglect of the duties to be performed by you or other act or omission to act that in the opinion of the Company or United Online does or may adversely affect the business or operations of the Company or its affiliates;

(xii)	breach of any material term of this Agreement; or
(xiii)	any other act or omission that is determined to constitute "cause" in the good faith discretion of the Board of Directors of the Company or United Online.

"without cause" means any reason not within the scope of the definition of the term "with cause."

(a) Code Section 409A. Notwithstanding any provision in this Agreement to the contrary (other than Section 7(f) below) , no payment or distribution under this Agreement which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of your termination of employment with the Company will be made to you until you  incur a "separation  from service" (as such term  is defined  in Treasury  Regulations issued under Section 409A of the Code) in connection with such   termination of employment. For purposes of this Agreement, each amount to be paid or benefit to be provided you shall be treated as a separate identified payment or benefit for purposes of Section 409A of the Code.  In addition , no payment or benefit which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of your separation from service will be made to you prior to the earlier of (i) the first day of the seventh (7th) month measured from the date of such separation from service or (ii) the date of your death, if you are deemed at the time of such separation from service to be a specified employee (as determined pursuant to Code Section 409A and the Treasury Regulations thereunder) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. Upon the expiration of the applicable deferral period, all payments and benefits deferred pursuant to this Section 7(e) (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or provided to you in a lump sum on the first day of the seventh (7th) month after the date of your separation from service or, if earlier, the first day of the month immediately following the date the Company receives proof of your death. Any remaining payments or benefits due under this Agreement will be paid in accordance with the normal payment dates specified herein.

(f) Notwithstanding Section 7(e) above, the following provisions shall al so be applicable to you if you are a specified employee for purposes of Section 409A of the Code at the time of your separation of service:

(i) Any payments or benefits which become due and payable to you during the period beginning with the date of your separation from service and ending on March 15 of the following calendar year shall not be subject to the holdback provisions of Section 7(e) and shall accordingly be paid as and when they become due and payable under this Agreement in accordance with the short-term deferral exception to Section 409A of the Code.

(ii) The remaining portion of the payments and benefits to which you  become entitled under this Agreement, to the extent they do not in the aggregate exceed the dollar limit described below and are otherwise scheduled to be paid no later than the last day of the second calendar year following the calendar year in which your separation from service occurs, shall not be subject to any deferred commencement date under Section 7(e) and shall be paid to you as they become due and payable under this Agreement.  For purposes of this subparagraph (ii), the applicable dollar limitation will be equal to two times the lesser of (i) your annualized compensation (based on your annual rate of pay for the calendar year preceding the calendar year of your separation from service, adjusted to reflect any increase during that calendar year which as expected to continue indefinitely had such separation from service not occurred) or (ii) the compensation limit under Section 401(a)(17) of the Code as in effect in the year of such separation from service.  To the extent the portion of the severance payments and benefits to which you would otherwise be entitled under this Agreement during the deferral period under Section 7(e) exceeds the foregoing dollar limitation, such excess shall  be paid in a lump sum upon the expiration of that deferral period, in accordance with the deferred payment provisions of Section 7(e), and the remaining  severance payments and benefits (if any) shall be paid in accordance with the normal payment dates specified for them herein.

(g) To the extent there is any ambiguity as to whether any provision of this Agreement would otherwise contravene one or more requirements or limitations of Section 409A of the Code and the Treasury Regulations thereunder, such provision shall be interpreted and applied in a manner that complies with the applicable requirements of Section 409A of the Code and the Treasury Regulations thereunder.

8. Withholding Taxes. All forms of compensation payable pursuant to the terms this Agreement, whether payable in cash, shares of United Online's common stock or other property,

are subject to reduction to reflect the applicable withholding and payroll taxes.

9.

Entire Agreement. This Agreement, together with the Confidentiality Agreement, any handbooks, policies and procedures in effect from time to time and the applicable stock plans and any stock option agreements, restricted stock unit agreements or other agreement evidencing the equity awards made to you from time to time during your period of employment (including, without limitation, the RSU Award), contains all of the terms of your employment with the Company and supersede any prior understandings or agreements relating to the subject matter hereof, whether oral or written, between or among you, United Online and the Company.  Nothing herein shall affect any written indemnification agreement between you and the Company or any of its affiliates in effect on the date hereof.  If any provision of this Agreement is held by an arbitrator or a court of competent jurisdiction to conflict with any federal, state or local law, or to be otherwise invalid or unenforceable, such provision shall be construed in a manner so as to maximize its enforceability while giving the greatest effect as possible to the intent of the parties.  To the extent any provision cannot be construed to be enforceable, such provision will be deemed to be eliminated from this Agreement and of no force or effect, and the remainder of this Agreement will otherwise remain in full force and effect and be construed as if such portion had not been included in this Agreement.  This Agreement is not assignable by you.  This Agreement may be assigned by the Company to its affiliates or to successors in interest to the Company or its lines of business.

10.Amendment and Governing Law.  This Agreement may not be amended or modified except by an express written agreement signed by you and the Chief Executive Officer of the Company or United Online.  The validity, interpretation, enforceability, and performance of this Agreement and the resolution of any disputes will be governed by and construed and enforced in accordance with the internal laws of the State of Illinois, without giving effect to the conflicts of laws principles thereof. You and the Company consent to jurisdiction and venue in any federal or state court of competent jurisdiction located in the City of Chicago.

11.Surviving Provisions.  Following any termination of this Agreement, Sections 5, 6, 7(e), and (g), 8, 9, 10 and 11 will survive, and, if your employment with the Company continues thereafter, your employment with the Company will continue to be "at will".

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date stated in the opening paragraph.

/s/ Tom Douglas Moeller

Tom Douglas Moeller

FLORISTS’ TRANSWORLD DELIVERY, INC.

By: /s/ Robert S. Apatoff

Robert S. Apatoff

President

Appendix A

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

This CONFIDENTIALITY AND NON-COMPETITION AGREEMENT (the "Agreement") is

entered into as of March 27, 2010 between Florists’ Transworld  Delivery, Inc. (the "Company") and Tom Douglas Moeller (the "Employee").

RECITALS:

A. The Company and the Employee have entered into that certain Employment Agreement as of the date of this Agreement pursuant to which the Employee will serve as Executive Vice President, Florist Division of the Company; and

B. In connection therewith, the Company and the Employee desire to provide for certain additional obligations.

NOW, THEREFORE, in consideration of the offer to and acceptance by the Employee of employment as Executive Vice President, Florist Division of the Company and of other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto additionally agree as follows:

Section 1.Secrecy, Non-Competition, No Interference and Non-Solicitation.

(a) No Competing Employment.  The Employee acknowledges that (i) the agreements and covenants contained in this Section l are essential to protect the value of the Company's business and assets and (ii) by virtue of his employment with the Company , the Employee will obtain such knowledge, know-how , training  and experience of such a character that there is a substantial probability that such knowledge, know-how, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company's substantial detriment. Therefore, the Employee agrees that, for the period (the "Restricted Period”) commencing on the date of this Agreement and ending on the date that is twelve (12) months after the date on which the Employee is no longer employed by  the Company for any reason, the Employee shall not participate, operate, manage, consult, join , control or engage, directly or indirectly, for the benefit of the Employee or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, consultant, agent, officer, stockholder, member, investor, agent or otherwise, in any business activity if such activity constitutes the sale or provision of floral products or services that are similar to, or competitive with, floral products or services then being sold or provided by the Company or any of its subsidiaries or affiliated companies, including, without limitation , retail florists' business services, floral order transmission and related network services, development and distribution of branded floral products on the Internet or other consumer direct segment of the floral industry (including, without limitation, lnterflora, Inc., Teleflora LLC., 1-800- FLOWERS.COM, Inc.,

Proflowers.com, and Floral Source) (a "Competitive Activity"), in any of: the City of Downers Grove, Illinois, the County of DuPage, Illinois or any other city or county in the State of Illinois; the District of Columbia or any other state, territory, district or commonwealth of the United States or any county, parish, city or similar political subdivision in any other state, territory, district or commonwealth of the United States; any other country or territory anywhere in the world or in any city, canton, county, district, parish, province or any other political subdivision in any such country or territory; or anywhere in the world (each city, canton, commonwealth, county, district, parish, province, state, country, territory or other political subdivision or other location in the world shall be referred to as a "Non-competition Area").  The parties to this Agreement intend that the covenant contained in the preceding sentence of this Section 1(a) shall be construed as a series of separate covenants, one for each city, canton, commonwealth, county, district, parish, state, province, country, territory, or other political subdivision or other area of the world specified.  Except for geographic coverage, each separate covenant shall be considered identical in terms to the covenant contained in the preceding sentence.  The parties further acknowledge the breadth of the covenants, but agree that such broad covenants are necessary and appropriate in the light of the global nature of the Competitive Activity.  If, in any judicial or other proceeding, a court or other body declines to enforce any of the separate covenants included in this Section 1(a), the unenforceable covenant shall be considered eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.  Notwithstanding the foregoing, the Employee may maintain or undertake purely passive investments on behalf of the Employee, the Employee's immediate family or any trust on behalf of the Employee or the Employee's immediate family in companies engaged in a Competitive Activity so long as the aggregate interest represented by such investments does not exceed 1% of any class of the outstanding publicly traded debt or equity securities of any company engaged in a Competitive Activity.

(b) Nondisclosure of Confidential Information.  The Employee, except in connection with his employment hereunder, shall not disclose to any person or entity or use, either during the Employee's employment with the Company or at any time thereafter, any information not in the public domain, in any form, acquired by the Employee while employed by the Company or, if acquired following the Employee's employment with the Company, such information that, to the Employee's knowledge , has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company or any of its affiliates, relating to the Company, United Online, Inc., a Delaware corporation and the parent corporation of the Company ("UOL"), or any of its successors or their subsidiaries or affiliated companies (collectively, the "UOL Group"), including but not limited to trade secrets, technical information, systems, procedures , test data, price lists, financial or other data (including the revenues, costs or profits associated with any of the Company's products or services), business and product plans, code books, invoices and other financial statements, computer programs, discs and printouts, customer and supplier lists or names, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, that is or was used in the business of the Company, UOL, any predecessor of the Company , UOL or any of the Company's, or UOL 's subsidiaries, affiliates, successors or assigns. The Employee agrees and acknowledges that all of such information, in any form, and copies and extracts thereof are and shall remain the sole and exclusive property of the Company or other UOL Group entity, and upon termination of his employment with the Company, the Employee shall return to the Company the originals and all copies (and shall delete all such items in electronic format) of any such information provided to or acquired by the Employee in connection with the performance of the Employee's duties for the Company, and shall return to the Company all files, correspondence, computer equipment and disks or other communications (including any such materials in electronic format) received, maintained  or originated by the Employee during the course of the Employee's employment.

(c) No Interference and Non-Solicitation. During the Restricted Period, the Employee shall not, whether for the Employee 's own account or for the account of any other individual, partnership , firm, corporation or other business organization (other than the Company), solicit, endeavor to entice away from the Company, UOL, or any of the Company's or UOL 's subsidiaries or affiliated companies, or otherwise interfere with the relationship of the Company or UOL or any of its or their subsidiaries or affiliated companies with, any person who, to the knowledge of the Employee, is (or has at any time within the preceding three months been) employed by or otherwise engaged to perform services for the Company, UOL or any of the Company's or UOL 's subsidiaries or affiliated companies (including, but not limited to, any independent sales representatives or organizations) or any entity who is, or was within the then most recent 12-month period, a customer or client of the Company, UOL , any predecessor of the Company or UOL or any of the Company's or UOL 's subsidiaries or affiliated companies (a "Customer") or a supplier or vendor of the Company or UOL or any of the Company's or UOL's subsidiaries or affiliated companies (a "Supplier"); provided,  however, that this Section l(c) shall not prohibit the Employee from employing, for the Employee 's own account, following a termination of the employment of the Employee, any person employed by a Customer or Supplier, if such employment is not in connection with a Competitive Activity.

Section 2.Calculation of Time Period.  The Employee agrees that if the Employee violates the provisions of Section 1(a) of this Agreement, the running of the Restricted Period shall be tolled for the period in which the Employee is in violation of such non-competition provisions. The Employee understands that the foregoing restrictions may limit the Employee's ability to earn a livelihood in a business engaged in a Competitive Activity, but the Employee nevertheless believes that the Employee will receive sufficient consideration and other benefits as an employee of the Company to clearly justify restrictions that, in any event, given his education, skills and ability, the Employee does not believe would prevent the Employee from earning a living.

Section 3.Inventions.

(a) Defined.  The Employee understands that during term of the Employee's employment, there are certain restriction s on the Employee's development of technology, ideas, and inventions, referred to in this Agreement as "Invention Ideas."  The term Invention Ideas means all ideas, processes, trademarks, service marks. inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents and copyrights relating to any existing or planned service or product of the Company, and all improvements, rights, and claims related to the foregoing, that are conceived, developed, or reduced to practice by the Employee alone or with others.  The Employee agrees that all original works of authorship which are made by the Employee (solely or jointly with others) within the scope of the Employee's employment and which are protectable by copyright are "works made for hire," as the term is defined in the United States Copyright Act ( 17 USCA, Section 101).

(b) Disclosure.  The Employee agrees to maintain adequate and current written records on the development of all Invention Ideas and to disclose promptly to the Company all Invention Ideas and relevant records, which records will remain the sole property of the Company. The Employee further agrees that all information and records pertaining to any idea, process, trademark, service mark, invention , technology , computer program, original work of authorship, design formula, discovery, patent, or copyright that might reasonably be construed to be an Invention Idea, but is conceived, developed, or reduced to practice by the Employee (alone or with others) during the Employee's employment or during the one-year period following termination of the Employee's employment, shall be promptly disclosed to the Company (such disclosure to be received in confidence). Any disclosure pursuant to this Section 3(b) will be received by the Company in confidence so that the Company may examine such information to determine if in fact it constitutes Invention Ideas subject to this Agreement.

(c) Assignment.  The Employee agrees to, and does hereby continuously, assign to the Company, without further consideration, all right, title, and interest that the Employee may presently have or acquire (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, which shall be the sole property of the Company, whether or not patentable.  In the event any Invention Idea shall be deemed by the Company to be patentable or otherwise registrable, the Employee shall assist the Company (at its expense) in obtaining patent or other applicable registration s, and the Employee shall execute all documents and do all other things (including testifying at the Company's expense) necessary or proper to obtain patent or other applicable registrations and to vest the Company with full title to them.  The Employee's obligation to assist the Company in obtaining and enforcing patent s, registrations or other rights for such inventions in any and all countries, shall continue beyond the termination of his employment, but the Company shall compensate the Employee at a reasonable rate after such termination for the time actually spent by the Employee at the Company's request for such assistance.  Should the Company be unable to secure the Employee's signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention Idea, whether due to the Employee 's mental or physical incapacity or any other cause, the Employee hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as the Employee's agent and attorney-in-fact, to act for and on the Employee's behalf, to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights of protections with the same force and effect as if executed and delivered by the Employee. Notwithstanding the foregoing provisions of this Section 3:

This provisions of this Section 3(c) do not apply to any invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Employee's own time, unless (a) the invention relates (i) to the business of the Company or (ii) to the Employee's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the Employee for the Company.

(d) Exclusion s. Except as disclosed in Exhibit A attached hereto, there are no ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, or improvements to the foregoing that the Employee wishes to exclude from this Agreement.  If nothing is listed on Exhibit A, the Employee represents that the Employee has no such invention s or improvements at the time of signing this Agreement, and that the Employee is not aware of any existing contract in conflict with this Agreement.

(e) Post-Termination Period.  The Employee understands and acknowledges that because of the difficulty of establishing when any idea, process, invention. etc., is first conceived or developed by the Employee, or whether it results from access to confidential, trade secret or proprietary information or the Company's equipment, facilities, and data, the Employee agrees that any idea, process, trademark, service mark, invention, techno logy, computer program, original work of authorship, design, formula, discovery, patent, copyright, or any improvement, rights, or claims related to the foregoing shall be presumed to be an Invention Idea if it relates to any existing or planned service or product of the Company, subsidiaries or affiliates, and if it is conceived, developed, used, sold, exploited, or reduced to practice by the Employee or with the Employee's aid within six months after the Employee's termination of employment with the Company.  The Employee may rebut the above presumption if the Employee proves that the invention, idea, process, etc., is not an Invention Idea as defined in Section 3(a).

(f)Illinois Statute.  The Employee understands that nothing in this Agreement is intended to expand the scope of protection provided the Employee by Illinois Statute 765 I LCS 1060.

Section 4.Irreparable Injury.  It is further expressly agreed that the Company will or would suffer irreparable injury if the Employee were to compete with the Company, UOL or any of its or their subsidiaries or affiliated companies in violation of this Agreement or the Employee were to otherwise breach this Agreement.  Any such violation or breach will cause the Company irreparable harm, the amount of which may be extremely difficult to estimate, thus, making any remedy at law or in damages inadequate. Consequently, the Company shall have the right to apply to a court of appropriate jurisdiction for, and the Employee consents and stipulates to the entry of, an order of injunctive relief in prohibiting the Employee from competing with the Company or UOL, its successors or any of its or their subsidiaries or affiliated companies in violation of this Agreement, an order restraining any other breach or threatened breach of this Agreement, and any other relief the Company and such court deems appropriate.  This right shall be in addition to any other remedy available to the Company in law or equity.  The parties hereby agree that the attorneys' fees of the prevailing party in any such proceeding or action shall be paid by the non-prevailing party.

Section 5.Representation and Warranties of the Employee.  The Employee represents and warrants that the execution of this Agreement and subsequent employment with the Company does not and will not conflict with any obligations that the Employee has to any former employers or any other entity. The Employee further represents and warrants that the Employee has not brought to the Company, and will not at any time bring to the Company , any materials, documents or other property of any nature of a former employer.

Section 6.Miscellaneous.

(a)Jurisdiction, Choice of Law and Venue. The validity and construction of this Agreement shall be governed by the internal laws of the State of Illinois, excluding the conflicts-of-laws principles thereof. Each party hereto consents to the jurisdiction of, and venue in, any federal or state court of competent jurisdiction located in Chicago, Illinois.

(b)Entire Agreement.  This Agreement and any other agreement or document delivered in connect ion with this Agreement, including the Employment Agreement entered into as of the date hereof, between the Company and the Employee, state the entire agreement and understanding of the parties on the subject matter of this Agreement, and supersede all previous agreements, arrangements, communications and understandings relating to that subject matter.

(c) Counterparts. This Agreement maybe signed in two or more counterparts, each of which shall be deemed an original, with the same effect as if all signatures were on the same document.

(d) Amendment; Waiver; etc. This Agreement, and each other agreement or document delivered in connection with this Agreement, may be amended, modified, superseded or canceled, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.  The delay or failure of any party at any time or times to exercise any right or require the performance of any duty under this Agreement or any other agreement or document delivered in connection with this Agreement shall in no way affect the right of that party at a later time to exercise that right or enforce that duty or any other right or duty. No waiver by any party of any condition or of any breach of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed to be a further or continuing waiver of any such condition or breach or of the breach of any other term of this Agreement. A single or partial exercise of any right shall not preclude any other or further exercise of the same right or of any other right. The rights and remedies provided by this Agreement shall be cumulative and not exclusive of each other or of any other rights or remedies provided by law.

(e) Severability.  If any provision of this Agreement or any other agreement or document delivered in connection with this Agreement, if any, is partially or completely invalid or unenforceable in any jurisdiction, then that provision shall be ineffective in that jurisdiction to the extent of its invalidity or unenforceability, but the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, all of which shall be construed and enforced as if that invalid or unenforceable provision were omitted, nor shall the invalidity or unenforceability of that provision in one jurisdiction affect its validity or enforceability in any other jurisdiction.  The Company and the Employee agree that the period of time and the geographical area described in Section I are reasonable in view of the nature of the business in which the Company is engaged and proposes to be engaged, and the Employee's understanding of his prospective future employment opportunities.  However, if the time period or the geographical area, or both, described in Section I should be judged unreasonable in any judicial proceeding, then the period of time shall be reduced by that number of months and the geographical area shall be reduced by elimination of that portion, or both, as are deemed unreasonable, so that the restriction covenant of Section l may be enforced during the longest period of time and in the fullest geographical area as is adjudged to be reasonable.

(f) Employment "At-Will". Both the Employee and the Company acknowledge that nothing in this Agreement creates a contract for employment for any specific duration.  The Employee's employment shall be "at-will", meaning both the Company and the Employee can terminate the relationship at any time, with or without reason or notice.

(g) Survival of Obligations. The obligations of the Employee set forth in this Agreement shall survive the termination of Employee's employment with the Company and the termination of this Agreement.

(h) Assignment.  This Agreement may be freely assigned by the Company, but may not be assigned by the Employee without the prior written consent of the Company which may be withheld at the Company's sole discretion.

(i)Binding Effect.  This Agreement shall inure to the benefit of the Company and its successors and assigns, and shall be binding upon the Employee and the Employee's heirs, personal representatives and any permitted assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FLORISTS’ TRANSWORLD DELIVERY, INC.

By: /s/ Robert S. Apatoff

Robert S. Apatoff

President

/s/ Tom Douglas Moeller

Tom Douglas Moeller

EXHIBIT A

EMPLOYEE'S DISCLOSURE

Except as set forth below, there are no ideas, processes, trademarks , service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, or any claims, rights, or improvements to the foregoing that I wish to exclude from the operation of this Agreement:

Date:  March 27, 2010/s/ Tom Douglas Moeller

Tom Douglas Moeller